Exhibit 99.1

Global Power Equipment Group Receives Commitment

For Up To $85 Million In DIP Financing From Morgan Stanley;

Obtains $10 Million Interim DIP Credit Facility

TULSA, Oklahoma, November 21, 2006 – Global Power Equipment Group Inc. (OTC: GEGQQ.PK) (“Global Power”) today announced that it has received a commitment from Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) for debtor-in-possession (DIP) credit facilities in an aggregate amount of up to $85 million.

The DIP credit facilities are subject to further due diligence by Morgan Stanley and certain other customary conditions, including approval by the United States Bankruptcy Court for the District of Delaware. Among other purposes, the proceeds of the DIP credit facilities will be used to refinance Global Power’s existing senior secured revolving debt and term loan, facilitate bonding and performance obligations under letters of credit, and provide further liquidity to Global Power in support of its ordinary course business operations.

Global Power also announced the closing today of an interim DIP credit facility in an aggregate amount of $10 million arranged by Bank of America, the proceeds of which will be used to support a letter of credit facility for Global Power’s Williams Industrial Services Group business until such time as the DIP credit facilities to be provided by Morgan Stanley become available.

John Matheson, President and Chief Executive Officer of Global Power, said, “We are pleased with the progress we are making in ensuring that Global Power continues to have adequate levels of financing to stabilize our operations and meet customer needs as we move forward with our reorganization. The interim DIP credit facility arranged by Bank of America fills a unique need of our Williams business, which requires letters of credit and bonding in its ongoing work. At the same time, we are pleased to have secured a commitment from Morgan Stanley to provide permanent DIP credit facilities for use by our entire organization.”

About Global Power Equipment Group

Oklahoma based Global Power Equipment Group Inc. is a leading design, engineering and manufacturing firm providing a broad array of equipment and services to the global energy, power infrastructure and process industries. The Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, and has over 30 years of power generation industry experience. The Company’s equipment is installed in power plants and in industrial operations in more than 40 countries on six continents and believes, in its product lines, it has one of the largest installed bases of equipment for power generation in the world. In addition, the Company provides its customers with value-added services including engineering, retrofit, maintenance, repair and general plant services. Additional information about Global Power Equipment Group may be found at www.globalpower.com.

Statements contained in this release regarding the Company’s or management’s intentions, beliefs, expectations, or predictions for the future, including, but not limited to, those regarding anticipated operations and operating results, are forward-looking statements within the meaning of U.S. federal securities laws and are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected, including, but not limited to, completion of the audit of the Company’s restated financial statements and 2005 annual financial statements; completion of the Company’s 2005 quarterly financial statements; the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of any debtor-in-possession financing facility; the ability of the Company to obtain and maintain normal terms with vendors, suppliers and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the pending Chapter 11 cases filed by the Company and all of its U.S. subsidiaries on September 28, 2006 in the United States Bankruptcy Court for the District of Delaware (the “Chapter 11 cases”) to reorganize their financial affairs on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan; the ability of the Company to attract, motivate and/ or retain key executives and managers and employees; the ability of the Company to attract and retain customers; the Company’s ability to obtain court approval with respect to motions in the Chapter 11 cases prosecuted by it from time to time; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; and the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases. Some of the other factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements, include decreased demand for new gas turbine power plants; the loss of any of the Company’s major customers; the cancellation of projects; project cost overruns, including increases in prices for energy or for materials such as steel, and unforeseen schedule delays; competition for the sale of the Company’s products or services; poor performance by the Company’s subcontractors; warranty and product liability claims; changes in the economic, social and political conditions in the countries in which the Company operates, including fluctuations in foreign currency exchange rates; and other factors set forth under “Risk Factors” in the Company’s Form 10-K for the period ended December 31, 2004, and other reports on file with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828 FAX: 1-918 488-8389

Contacts:

Investors

Michael Hanson

Chief Financial Officer

Global Power Equipment Group

918-274-2357

Media

Joseph Kuo

Partner

Kekst and Company

212-521-4863

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828 FAX: 1-918 488-8389